EXHIBIT 23.3





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 20, 1999, except for the borrowing of an aggregate of $5,450,000 from a stockholder during the first quarter of fiscal 2000, as to which the date is June 16, 1999, relating to the consolidated financial statements, which appears in Valence Technology, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Las Vegas, Nevada
August 17, 2001